Exhibit 99.1

VALERO L.P. REPORTS
SECOND QUARTER EARNINGS AND ANNOUNCES QUARTERLY,BR. DISTRIBUTION

SAN ANTONIO, July 26, 2004 — Valero L.P. (NYSE: VLI) today announced net income applicable to limited partners of $18.2 million, or $0.79 per unit, for the second quarter of 2004, compared to $17.1 million, or $0.79 per unit, for the second quarter of 2003. For the first six months of 2004, net income applicable to limited partners was $36.7 million, or $1.59 per unit, compared to $28.8 million, or $1.40 per unit, for the same period last year. Distributable cash flow applicable to limited partners for the second quarter was $22.0 million, compared to $20.9 million for the second quarter of 2003.

With respect to the quarterly distribution to unitholders payable for the second quarter of 2004, Valero L.P. also announced that it has declared a distribution of $0.80 per unit payable August 13, 2004 to holders of record as of August 6, 2004.

“We are pleased to be able to report solid financial results for the second quarter of 2004,” said Curt Anastasio, Valero L.P.‘s Chief Executive Officer. “During the quarter, we experienced increased throughputs across our system due to strong refined product demand and high refinery run rates at most of the Valero Energy refineries we serve. We expect this trend to continue in the third quarter given the strong margin environment for refined products throughout the U.S.

“Our newly commissioned Dos Laredos propane terminal in Nuevo Laredo, Mexico, started up successfully on June 1 and is operating according to plan. On an annual basis, this project should contribute around $4 million to EBITDA. We are working with Valero Energy, PMI (a subsidiary of the Mexican national oil company) and others to increase the terminal’s volume from the current 5,000 barrels per day average to as much as 8,000 barrels per day to supply this fast-growing market.

“Going forward, we remain focused on integrating our recently acquired and our newly constructed assets. As always, we plan to pursue external and internal growth opportunities while maintaining a strong balance sheet and coverage ratio,” said Anastasio.

A conference call with management is scheduled for 4:00 p.m. ET (3:00 p.m. CT) today, July 26, 2004, to discuss the financial and operational results for the second quarter of 2004. Anyone interested in listening to the presentation can call 800/901-5217, passcode VALERO, or visit the partnership’s web site at www.valerolp.com.

-More-

Valero L.P. owns and operates crude oil and refined product pipelines, refined product terminals and refinery feedstock storage assets primarily in Texas, New Mexico, Colorado, Oklahoma and California. The partnership transports refined products from Valero Energy’s refineries to established and growing markets in the Mid-Continent, Southwest and the Texas-Mexico border region of the United States. In addition, its pipelines, terminals and storage facilities primarily support eight of Valero Energy’s key refineries with crude oil and other feedstocks as well as provide access to domestic and foreign crude oil sources.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero L.P. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Valero L.P.‘s 2003 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

For more information, visit Valero L.P.‘s web site at www.valerolp.com.

Valero L.P
Consolidated Financial Information
June 30, 2004 and 2003
(unaudited, in thousands, except unit data and per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Statement of Income Data (Note 1):
Revenues	$55,707	$47,542	$108,031	$79,358

Costs and expenses:
Operating expenses	20,212	16,335	38,120	27,996
Depreciation and amortization	8,249	7,269	16,123	11,552
General and administrative expenses	2,646	1,670	4,645	3,514

Total costs and expenses	31,107	25,274	58,888	43,062

Operating income	24,600	22,268	49,143	36,296
Equity income from Skelly-Belvieu
Pipeline Company	177	600	730	1,331
Interest expense, net	(5,071)	(4,736)	(10,197)	(7,113)

Net income	19,706	18,132	39,676	30,514
Net income applicable to general partner
including incentive distributions (Note 2)	(1,484)	(1,066)	(2,973)	(1,690)

Net income applicable to limited partners	$18,222	$17,066	$36,703	$28,824

Net income per unit applicable to limited
partners (Note 2)	$0.79	$0.79	$1.59	$1.40

Weighted average number of limited
partnership units outstanding (Note 3)	23,041,394	21,702,990	23,041,394	20,635,667

Earnings before interest, taxes and
depreciation and amortization (EBITDA, Note 4)	$33,026	$30,137	$65,996	$49,179

Distributable cash flow (Note 4)	24,744	24,234	51,006	39,724

	June 30, 2004	June 30, 2003	March 31, 2004	December 31, 2003
Balance Sheet Data:
Long-term debt, including current portion (a)	$392,825	$365,231	$403,436	$354,192
Partners' equity (b)	439,452	385,636	439,697	438,163
Debt-to-capitalization ratio (a) / ((a)+(b))	47.2%	48.6%	47.8%	44.7%

See accompanying notes below

Valero L.P.
Consolidated Financial Information - Continued
June 30, 2004 and 2003
(unaudited, in thousands, except barrel information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Operating Data:
Crude oil pipelines:
Throughput (barrels/day)	391,749	348,390	386,790	340,619
Revenues	$13,439	$13,098	$26,231	$24,541
Operating expenses	4,366	4,038	7,600	7,653
Depreciation and amortization	1,134	1,432	2,232	2,856

Segment operating income	$7,939	$7,628	$16,399	$14,032

Refined product pipelines:
Throughput (barrels/day)	451,735	396,639	444,471	347,000
Revenues	$20,914	$17,604	$41,440	$30,620
Operating expenses	9,329	7,146	17,867	12,278
Depreciation and amortization	3,510	3,340	7,288	5,410

Segment operating income	$8,075	$7,118	$16,285	$12,932

Refined product terminals:
Throughput (barrels/day)	253,439	233,881	254,194	205,495
Revenues	$10,299	$8,196	$19,109	$14,176
Operating expenses	4,920	3,722	9,253	6,467
Depreciation and amortization	1,741	830	2,873	1,619

Segment operating income	$3,638	$3,644	$6,983	$6,090

Crude oil storage tanks:
Throughput (barrels/day)	492,037	475,280	476,570	277,468
Revenues	$11,055	$8,644	$21,251	$10,021
Operating expenses	1,597	1,429	3,400	1,598
Depreciation and amortization	1,864	1,667	3,730	1,667

Segment operating income	$7,594	$5,548	$14,121	$6,756

Consolidated Information:
Revenues	$55,707	$47,542	$108,031	$79,358
Operating expenses	20,212	16,335	38,120	27,996
Depreciation and amortization	8,249	7,269	16,123	11,552

Segment operating income	27,246	23,938	53,788	39,810
General and administrative expenses	2,646	1,670	4,645	3,514

Consolidated operating income	$24,600	$22,268	$49,143	$36,296

See accompanying notes below

Valero L.P.
Consolidated Financial Information - Continued
June 30, 2004 and 2003
(unaudited)

Notes:

1.

The statement of income data for the six months ended June 30, 2004 includes $21 million of operating income related to the various acquisitions completed by Valero L.P. during 2003 and 2004. These acquisitions consist of the Paulsboro refined product terminal acquired on September 3, 2003, the Southlake refined product pipeline acquisition effective August 1, 2003, the Shell pipeline interest acquired on May 1, 2003, the crude oil storage tanks and the South Texas pipelines and terminals acquired on March 18, 2003 and on February 20, 2004, the Royal Trading asphalt terminals. The statement of income for the six months ended June 30, 2003 includes $11 million of operating income related to the crude oil storage tanks, the South Texas pipelines and terminals and the Shell pipeline interest.

2.

Net income is allocated between limited partners and the general partner’s interests based on provisions in the partnership agreement. The apportioned net income applicable to limited partners is divided by the weighted average number of limited partnership units outstanding in computing the net income per unit applicable to limited partners. Net income per unit applicable to the general partner includes incentive distributions, aggregating $1.1 million and $0.7 million for the three months ended June 30, 2004 and 2003, respectively, and $2.2 million and $1.1 million for the six months ended June 30, 2004 and 2003, respectively.

3.

The increase in outstanding limited partnership units over comparable periods is due to the 2003 public offerings of common units by Valero L.P. in March, April and August, in which 7,567,250 common units were sold. Partially offsetting the increase in new units sold was the redemption in March 2003 of 3,809,750 common units held by UDS Logistics, LLC, an affiliate of Valero Energy Corporation. As of June 30, 2004, Valero L.P. has 23,041,394 common and subordinated units outstanding.

4.

Valero L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to EBITDA and distributable cash flow (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net income	$19,706	$18,132	$39,676	$30,514
Plus interest expense, net	5,071	4,736	10,197	7,113
Plus depreciation and amortization	8,249	7,269	16,123	11,552

EBITDA	33,026	30,137	65,996	49,179
Less equity income from Skelly-Belvieu
Pipeline Company	(177)	(600)	(730)	(1,331)
Less interest expense, net	(5,071)	(4,736)	(10,197)	(7,113)
Less reliability capital expenditures	(3,321)	(1,446)	(5,038)	(2,638)
Plus distributions from Skelly-Belvieu
Pipeline Company	287	879	975	1,627

Distributable cash flow	$24,744	$24,234	$51,006	$39,724

General Partner interest in distributable
cash flow	(2,711)	(3,383)	(5,802)	(3,967)

Limited Partners' interest in distributable
cash flow	$22,033	$20,851	$45,204	$35,757